IMO INDUSTRIES INC.
             SUPPLEMENTAL RETIREMENT INCOME PLAN

Whereas, Sections 401(a) (17) and 415 of the Internal Revenue Code of 1986, as amended, place limitations on the benefits which can be paid to participants in the Retirement Plan for Salaried U.S. Employees of Imo Industries Inc. and Affiliates (the "IMO Plan"), the Incom International Inc. Retirement Income Plan for Salaried Employees (the "Incom Plan"), and the Retirement Plan for Salaried Employees of Warren Pumps, Inc. (the "Warren Plan") (said plans collectively referred to as the "Retirement Plans"); and

Whereas, in consideration of the past services of certain employees who are affected by the Sections 401(a) (17) and 415 Limitations and in consideration of the agreement of each such employee to abide by the terms and conditions of this Plan, Imo Industries Inc. (the "Company") desires to provide unfunded supplemental retirement benefits in excess of the Sections 401(a) (17) and 415 Limitations under this Plan which benefit a select group of management and/or highly compensated employees, subject to and in accordance with the terms hereof; and

Whereas,  the  Company has previously adopted a Supplemental
Retirement  Income  Plan  to  restore  benefits  under   the
Retirement  Plans  that  are affected  by  the  Section  415
Limitations; and

Whereas, the Company desires to make certain changes in the Supplemental Retirement Income Plan;

Now therefore, the Company does hereby adopt effective as of January 1, 1989, the amended and restated Imo Industries
Inc. Supplemental Retirement Income Plan.

                          ARTICLE I

                         Definitions

In this Plan, unless the context clearly implies otherwise, the singular includes the plural, the masculine includes the feminine, and initially capitalized words have the following meaning:

1.1 Actuarial Equivalent. An amount or benefit of equivalent current value to the amount or benefit which otherwise would have been provided to or on account of a Participant or Beneficiary determined on the basis of the actuarial assumptions then in effect under the Retirement Plans and such other assumptions as may be deemed necessary by an actuary selected by the Committee.

1.2 Beneficiary. The person or entity designated by a Participant or former Participant on a beneficiary designation  form  signed  by  such  Participant  or  Former
Participant and filed with the Committee, and where applicable, the spouse or other contingent annuitant who is entitled to receive benefits under this Plan.

1.3   Board.  The Board of Directors of Imo Industries  Inc.
as constituted from time to time.

1.4  Code.  The Internal Revenue Code of 1986, as amended.

1.5 Committee. The Imo Industries Inc. Retirement Plan Administration Committee appointed by the Board to administer this Plan. The Committee shall be responsible for the administration of this Plan in accordance with
Article VI.

1.6  Company.  Imo Industries Inc. or any successor thereto.

1.7 Eligible Employee. Any salaried person engaged in rendering personal services under the direction or control of the Company on or after January 1, 1989 and who is a participant in any one or more of the Retirement Plans and whose benefits payable under such Retirement Plans are reduced by the Sections 401(a) (17) and 415 Limitations.

1.8 Former Participant. A person who has a benefit payable under this Plan but who is no longer an Eligible Employee.

1.9 Limited Retirement Plan Benefit. The retirement benefit actually paid during a Plan Year to the Participant or his Beneficiary (including a spouse or other contingent annuitant) pursuant to the benefit formula (contained in
Article 1.1 of the IMO Plan, Sections 4.1 and 5.1 of the Incom Plan, or Section 3.01 of the Warren Plan, defining the "Accrued Benefit" or other comparable term) which is applicable to such Participant and the method of payment selected by the Participant under the applicable Retirement Plans after reduction by the Sections 401(a) (17) and 415
Limitations contained in Articles 1.6 and 4.6 of the IMO Plan, Section 4.8 of the Incom Plan, or Section 3.02 of the Warren Plan, whichever shall apply. All references to articles or specific sections of the Retirement Plans shall include any successor article or section.

1.10 Participant. An Eligible Employee or a former Eligible Employee who agrees to be bound by the terms of this Plan by filing such form or forms as the Committee may require. However, no employee shall have any interest or rights under this Plan if he is never actively employed by an Employer on or after January l, 1989. Any excluded employee who was a participant in the Plan prior to its amendment and restatement effective January 1, 1989, and the beneficiary of any such excluded employee who has died, shall only be entitled to his benefits under the prior Plan as of the earlier of the termination of his employment or December 31, 1988.

1.11  Plan.  The Imo Industries Inc. Supplemental Retirement
Income Plan and as amended and/or restated from time to time.

1.12 Plan Year. Each twelve (12) consecutive month fiscal year beginning January 1 and ending December 31.

1.13 Retirement Plans. The Retirement Plan for Salaried U.S. Employees of Imo Industries Inc. and Affiliates, the Incom International Inc. Retirement Income Plan for Salaried Employees, and the Retirement Plan for Salaried Employees of Warren Pumps, Inc. as in effect on the date this Plan is adopted and as each such plan is further amended and/or restated from time to time. In addition, the Retirement Plans shall include such other retirement plans of the Company or such other affiliates, subsidiaries or divisions of the Company as the Board of Directors of the Company may expressly include from time to time.

1.14  Supplemental Retirement Plan Benefit.  The portion  of
a   Participant's   retirement  benefit  under   this   Plan
determined in accordance with Section 2.1.

1.15 Section 401(a) (17) Limitation. The limitation on compensation taken into account under the Retirement Plans pursuant to Section 401(a) (17) of the Code. In the event any one or more of the Retirement Plans have not been formally amended to include this limitation on compensation, the limitation shall, nonetheless apply, to the extent such Retirement Plans are operated in compliance with the statutory limitation on compensation.

1.16 Section 415 Limitation. The limitation on benefits payable from the Retirement Plans imposed by Section 415 of the Code.

1.17 Termination of Employment. The date on which a Participant incurs a "Termination of Employment" under the applicable Retirement Plans.

1.18   Unlimited Retirement Benefit.  The retirement benefit
which would have been paid during a Plan Year to the Participant or his Beneficiary (including a spouse or other contingent annuitant) pursuant to the benefit formula (contained in Article 1.1 of the IMO Plan, Sections 4.1 and
5.1 of the Incom Plan, and Section 3.01 of the Warren Plan, defining "Accrued Benefit" or other comparable term) which is applicable to such Participant and the method of payment selected by the Participant under such Retirement Plans without taking into account the Sections 401(a) (17) and 415 Limitations contained in Articles 1.6 and 4.6 of the IMO Plan, Section 4.8 of the Incom Plan, and Section 3.02 of the Warren Plan. All references to articles or specific sections of the Retirement Plans shall include any successor article or section.

                         ARTICLE II

                    Supplemental Benefits

2.1 Supplemental Retirement Plan Benefit. Subject to Sections 2.2 and 7.6, a Participant's Supplemental Retirement Plan Benefit, if any, shall be the difference between his or her Unlimited Retirement Benefit and his or her Limited Retirement Plan Benefit.

2.2 Reemployment. Following the recommencement of Company employment by a Participant or Former Participant whose employment with the Company or any of its subsidiaries was terminated at a time when such Participant or Former Participant had a Supplemental Retirement Plan Benefit and whose benefit had commenced to be paid under this Plan, payment of such Supplemental Retirement Plan Benefit shall be suspended until such individual again ceases to be
employed  under  circumstances  under  which  benefits   are
payable under the Plan.

                         ARTICLE III

              Vesting of Supplemental Benefits

3.1 Supplemental Retirement Plan Benefit. Except as otherwise provided in Section 7.6, a Participant shall become vested in his Supplemental Retirement Plan Benefit in accordance with the same schedule and rules as are applicable in determining when he or she becomes vested in his or her Retirement Plans' Benefit.

3.2 Forfeitures. Any amount forfeited by a Participant who does not become vested in a benefit under this Plan shall constitute a reduction of the Company's liability under the Plan and shall not be allocated to the remaining Participants.

                         ARTICLE IV

  Form of Payment of Supplemental Retirement Plan Benefits

4.1 Supplemental Retirement Plan Benefit. Except as otherwise provided in Section 7.6, a Participant's Supplemental Retirement Plan Benefit, if any and if vested, shall commence to be paid at the time payments are made to the Participant under the applicable Retirement Plans. If a Participant begins to receive retirement income payments before age 65 under any one or more of the Retirement Plans, then the Participant's Supplemental Retirement Plan Benefit shall commence at the same time as payments from the applicable Retirement Plans and shall be reduced by the same early retirement reduction factors applicable to his benefit from such Retirement Plans.

Payment of a Participant's Supplemental Retirement Plan Benefit shall be in the same form which the Participant has elected, or is deemed to have elected, pursuant to the applicable Retirement Plans. Notwithstanding the foregoing, any Participant who has elected a level income option to augment this benefit under the Retirement Plans on account of his retirement before he is eligible for retirement benefits under the federal Social Security system (as such optional form is described in Article 5.3 of the IMO Plan) shall receive his Supplemental Retirement Plan Benefit in the form of a single life annuity, as reduced in the preceding paragraph. The Committee shall have the sole and absolute discretion and authority to approve or reject a Participant's request for a different method of payment than specified herein.

                          ARTICLE V

                        Death Benefit

5.1 Supplemental Retirement Plan Death Benefit. Upon the death of a married Participant while employed by the Company or one of its subsidiaries, a death benefit shall be payable under this Plan to the spouse or Beneficiary of such Participant if a qualified pre-retirement survivor annuity, surviving spouse benefit or surviving dependent benefit, as defined in the relevant Retirement Plans, would be payable to the Participant's spouse or Beneficiary under the relevant Retirement Plans. Such death benefit, if any, shall be equal to the difference between the annuity or benefit payable for the life of the spouse or other Beneficiary under the relevant Retirement Plans and the annuity which would have been paid thereunder (without taking  into  account  the  Sections  401(a)  (17)  and  415
Limitations contained in Articles 1.6 and 4.6 of the IMO Plan, Section 4.8 of the Incom Plan, and Section 3.02 of the Warren Plan).

5.2 Simultaneous Death. In the event of the simultaneous death of a Participant eligible for a death benefit under this Article V and his or her Beneficiary or spouse so that it is not possible to determine which one was the survivor, it shall be presumed for purposes of this Section 5.2 that the Beneficiary or spouse predeceased the Participant.

                         ARTICLE VI

                 Administration of the Plan

6.1 Powers and Duties of the Committee. The Committee shall be generally responsible for the operation and administration of the Plan. To the extent that powers are not delegated to others pursuant to provisions of this Plan, the Committee shall have such powers as may be necessary to carry out the provisions of the Plan and to perform its duties hereunder, including, without limiting the generality of the foregoing, the power:

(a) To appoint, retain, and terminate such persons as it deems necessary or advisable to assist in the administration of the Plan or to render advice with respect to the responsibilities of the Committee under the Plan, including accountants, actuaries, administrators, attorneys and physicians.

(b) To make use of the services of the employees of the Company in administrative matters.

(c) To obtain and act on the basis of all tables, valuations, certificates, opinions, and reports furnished by the persons described in paragraph (a) or (b) above. Any determination of Actuarial Equivalent benefits by the actuary selected by the Committee shall be conclusive and binding on the Company, the Committee and all Participants or Former Participants.

(d) To review the manner in which benefit claims and other aspects of the Plan administration have been handled by the employees of the Company.

(e) To determine all benefits and resolve all questions pertaining to the administration and interpretation of the Plan provisions, either by rules of general applicability or by particular decisions. To the maximum extent permitted by law, all interpretations of the Plan and other decisions of the Committee shall be conclusive and binding on all parties.

(f) To adopt such forms, rules and regulations as it shall deem necessary or appropriate for the administration of the Plan and the conduct of its affairs, provided that any such forms, rules and regulations shall not be inconsistent with the provisions of the Plan.

(g) To remedy any inequity resulting from incorrect information received or communicated or from administrative error.

(h) To commence or defend any litigation arising from the operation of the Plan in any legal or administrative proceeding.

6.2 Required Information. Any Participant, Former Participant and any Beneficiary eligible to receive benefits under the Plan shall furnish to the Committee any information or proof requested by the Committee and reasonably required for the proper administration of the Plan. Failure on the part of the Participant, Former Participant or Beneficiary to comply with any such request within a reasonable period of time shall be sufficient grounds for delay in the payment of benefits under the Plan until such information or proof is received by the Committee.

6.3 Expenses. All expenses incident to the operation and administration of the Plan reasonably incurred, including, without limitation by way or specification, the fees and expenses of attorneys and advisors, and for such other professional, technical and clerical assistance as may be required, shall be paid by the Company.

6.4 Indemnification. To the extent coverage is not provided by any applicable insurance policy, the Company hereby agrees to indemnify the Committee and each of its members and the Board and each of its members, and to hold them harmless against all liability, joint and several, for their acts, omissions and conduct and for the acts, omissions and conduct of their duly appointed agents made in good faith pursuant to the provisions of the Plan, including any out-of-pocket expenses reasonably incurred in the defense of any claim relating thereto; provided, however, that no person or entity so indemnified shall voluntarily assume or admit any liability, nor, expect at its or his own cost, shall any of the foregoing make any payment, assume any obligations or incur any expense without the prior written consent of the Board. The Company may purchase, at its expense, liability insurance to protect the Company and the persons indemnified hereunder from liability incurred in the good faith administration of this Plan.

6.5  Claims Procedure and Review.

(a) Claims for benefits under the Plan shall be filed in writing by a claimant with the Committee. Within sixty (60) days after receipt of such claim, the Committee shall act on the claim and shall notify the claimant in writing as to whether the claim has been granted in whole or in part; provided, however, if the claimant has not received written notice of such decision within such sixty-day period, the claimant shall, for the purpose of subsection (c) of this Section, regard his claim as having been denied.

(b) Any notice of denial of a claim in whole or in part shall set forth (i) the specific reason or reasons for the denial, (ii) reference to the Plan provisions on which the denial is based, and (iii) a copy of the Plan's claim and review provisions.

(c) Any claimant who has been denied a claim in whole or in part under the Plan shall be entitled, upon the filing of a written request for review with the Committee within sixty
(60) days after receipt by the claimant of written notice of denial of his claim (or, if the claimant had not received written notice of the decision within the sixty-day period described in subsection (a) of this Section, within one hundred twenty (120) days of receipt of the claim form by the Committee) to appeal the denial of his claim to the Committee.

(d) The claimant shall be entitled in connection with such appeal to examine pertinent documents and submit issues and comments in writing to the Committee. Any decision on review by the Committee shall be in writing, and shall include specific reasons for the decision (including reference to the Plan provisions on which the decision is based). Such decision shall be made by the Committee not later than sixty (60) days after receipt by it of the claimant's request for review.

                         ARTICLE VII

                        Miscellaneous

7.1 Benefits Payable by the Company. All benefits payable under this Plan shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. The Company, at its option, may maintain one or more bookkeeping reserve accounts to reflect its obligations under the Plan and may make such investments as it may deem desirable to assist it in meeting such obligations. Any such investments shall be assets of the Company subject to claims of its general creditors. No person eligible for a benefit under this Plan shall have any right, title or interest in any such investments.

7.2  Amendment or Termination.

(a) The Board reserves the right to amend, modify, restate or terminate the Plan; provided, however that no such action by the Board shall reduce a Participant's Supplemental Retirement Plan Benefit accrued as of the time thereof.

(b)   If  the Plan is terminated, a determination  shall  be
made of the Participant's Supplemental Retirement Plan Benefit as of the Plan termination date (determined in accordance with Section 7.2(a)). The amount of such benefit or benefits shall be payable to the Participant at the time it would have been payable under Article IV if the Plan had not been terminated. If a Participant dies after termination of the Plan but prior to Termination of Employment his or her Beneficiary or Beneficiaries shall receive a distribution of his or her Supplemental Retirement Plan Death Benefit, determined in accordance with Section 5.1, but based on the Participant's Supplemental Retirement Plan Benefit as of the Plan termination date.

7.3 Status of Employment. Nothing herein contained shall be deemed: (a) to give any Participant the right to be retained in the employ of the Company or a subsidiary or affiliate; (b) to affect the right of the Company to discipline or discharge any Participant at any time; (c) to give the Company or a subsidiary or affiliate the right to require any Participant to remain in its employ; or (d) to affect any Participant's right to terminate his or her employment at any time.

7.4 Payments to Minors and Incompetents. If a Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving a valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

7.5 Inalienability of Benefits. The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

7.6   Governing  Law.   Except to the  extent  preempted  by
federal law, the Plan shall be governed by and construed in accordance with the laws of the State of New Jersey.